Exhibit 99.2
Unaudited Pro Forma Financial Information
On May 9, 2006, Diamond Foods, Inc (“Diamond” or “the Company”) announced that it had completed its acquisition (the “Acquisition”) of certain assets of Harmony Food Corporation (“Harmony”). The assets acquired and liabilities assumed from Harmony are herein referred to as the “Division”.
The total purchase price for the assets was $19.1 million, subject to certain working capital adjustments, and included $1.1 million in transaction related costs. The Division is a branded and private label food processor specializing in the manufacturing of products such as trail mixes, specialty dried fruits, nuts and seeds, sweet/salty snacks, and organic snacks, which are available in multiple packaging options including resealable single and multiple serve bags, deli cups and self-serve produce bins. The Division sells its products to retail grocery stores, mass merchandisers and club stores located in the United States. The Acquisition is being accounted for as a business combination in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.”
Diamond assumed Harmony’s lease on Harmony’s facility in Fishers, Indiana, and entered into a supply agreement with Harmony for certain products currently manufactured at Harmony’s facility in Santa Cruz, California, which was not acquired in the transaction. The supply agreement provides for the manufacture of certain products for a period of 2.5 years from May 9, 2006.
The Company offered employment to approximately 100 employees of the business relating to the Division. The Company also assumed certain liabilities from Harmony relating to the assets it is purchasing, including ongoing contractual obligations.
The financial statements at and for the nine months ended March 31, 2006, included elsewhere in this Amendment No. 1 to Form 8-K/A represent the assets and liabilities of Harmony purchased by the Company and the direct revenues and expenses associated with the Division’s business. Because the Division did not operate as a stand alone business and certain operations and activities were part of Harmony, the financial statements do not represent a complete set of financial statements as required by Rule 3–05 of Regulation S–X. Certain portions of the costs included in the statements represent an allocation of Harmony operational costs. These costs are further defined in footnote 2 in the financial statements at and for the nine months ended March 31, 2006 included elsewhere in this Amendment No. 1 to Form 8–K/A.
The Company and the Division had different fiscal year ends. Accordingly, the unaudited pro forma condensed combined balance sheet as of April 30, 2006 was prepared by combining the historical balance sheet at April 30, 2006 for the Company with the historical statement of assets to be sold and liabilities to be assumed of the Division at March 31, 2006. The unaudited pro forma condensed combined statement of operations for the year ended July 31, 2005 was prepared by combining the Company’s historical statement of operations for the year ended July 31, 2005 with the Division’s historical statement of net sales, cost of goods and direct expenses for the year ended June 30, 2005, giving effect to the Acquisition as though it had occurred on July 1, 2004. The unaudited pro forma condensed combined statement of operations for the nine month period ended April 30, 2006 was prepared by combining the Company’s historical statement of operations for the nine month period ended April 30, 2006 with the Division’s historical statement of net sales, cost of goods and direct expenses for the nine month period ended March 31, 2006, giving effect to the Acquisition as though it had occurred on July 1, 2005. The following unaudited pro forma condensed combined statements of operations do not give effect to any potential cost savings or other operating efficiencies that could result from the acquisition, nor any non–recurring expenses resulting from the Acquisition.
These unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had the Company and the Division been a combined company during the respective periods presented. These adjustments are based upon available information and assumptions that the Company believes are reasonable.

DIAMOND FOODS, INC.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of April 30, 2006
(In Thousands)

		Harmony	Pro-Forma
	Diamond	Retail	Adjustments-		Pro-Forma
	Foods, Inc.	Division	Acquisition	Notes	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$20,212	—	$(18,000)	(b)	$2,212
Trade receivables	33,677	$3,073	291	(d)	37,041
Inventories	141,232	4,932	—		146,164
Deferred income taxes	1,409	—	—		1,409
Prepaid expenses and other current assets	10,294	93	—		10,387

Total current assets	206,824	8,098	(17,709)		197,213
Property, plant and equipment, net	29,894	3,258	2,342		35,494
Investment in CoBank	2,191	—	—		2,191
Deferred income taxes	2,118	—	—		2,118
Goodwill	—	—	5,113	(a)	5,113
Intangible assets, net	—	—	4,000	(a)	4,000
Other assets	5,241	—	—		5,241

Total	$246,268	$11,356	$(6,254)		$251,370

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$26,136	$4,002	$1,100	(c)	$31,238
Payable to growers	82,378	—	—		82,378

Total current liabilities	108,514	4,002	1,100		113,616
Long-term obligations	20,000	—	—		20,000
Other liabilities	11,279	—	—		11,279

					—
Total stockholders’ equity	106,475	—	—		106,475

Total	$246,268	$4,002	$1,100		$251,370

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended July 31, 2005
(In Thousands)

	Diamond Foods, Inc.	Pro-Forma		Diamond	Harmony	Pro-Forma
	2005	Adjustments -		Foods, Inc.	Retail	Adjustments-		Pro-Forma
	As Reported	Conversion	Notes	Pro-Forma	Division	Acquisition	Notes	Consolidated
Net Sales and other revenues	$462,548			$462,548	$60,101	—		$522,649
Patronage inventory at the beginning of the period	(101,403)	$101,403	(e)	—	—	—		—
Patronage at end of period	67,152	(67,152)	(e)	—	—	—		—

Gross marketing pool proceeds/Net Sales	428,297	34,251		462,548	60,101	—		522,649

Purchased commodities	88,353	222,363	(e)	310,716	48,576	—		359,292
Processing, packaging and distribution costs	103,034	—		103,034	10,044	$854	(f)	113,932

Proceeds before operating expenses/Gross Margin	236,910	(188,112)		48,798	1,481	(854)		49,425

Operating expenses:
Selling, general and administrative	33,188	—		33,188	10,280	234	(g)	43,702
Advertising	22,153	—		22,153	856	—		23,009

Total operating expense	55,341			55,341	11,136	234		66,711

Operating proceeds/Income from Operations	181,569	(188,112)		(6,543)	(9,655)	(1,088)		(17,286)

Interest, net	4,433	—		4,433	—	—		4,433
Conversion costs	697	—		697	—	—		697
Early extinguishments of debt	2,028	—		2,028	—	—		2,028

Proceeds before income taxes	174,411	(188,112)		(13,701)	(9,655)	(1,088)		(24,444)
Income tax expense (benefit)	(8,385)	2,905	(h)	(5,480)	—	(4,297)	(h)	(9,778)

Net Proceeds/Net Income (loss)	$182,796	$(191,017)		$(8,221)	$(9,655)	$3,209		$(14,667)

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine months Ended April 30, 2006
(In Thousands)

		Harmony	Pro-Forma
	Diamond	Retail	Adjustments-		Pro-Forma
	Foods	Division	Acquisition	Notes	Consolidated
Net Sales and other revenues	$370,015	$25,298	—		$395,313
Cost of Sales	320,206	25,329	$640	(f)	346,175

Gross Margin	49,809	(31)	(640)		49,138

Operating expenses:
Selling, general and administrative	26,356	5,676	176	(g)	32,208
Advertising	16,286	464			16,750

Total operating expense	42,642	6,140	176		48,958

Income from Operations	7,167	(6,171)	(816)		180

Interest, net	211	—	—		211
Other	332	—	—		332

Income before income taxes	6,624	(6,171)	(816)		(363)
Income tax expense (benefit)	2,648	—	(2,793)	(h)	(145)

Net Income (loss)	$3,976	$(6,171)	$1,977		$(218)

Earnings (loss) per share:
Basic	0.25				(0.01)
Diluted	0.25				(0.01)

Shares used to compute earnings (loss) per share:
Basic	15,604				15,604
Diluted	15,630				15,604

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(In Thousands)
1. Basis of Pro Forma Presentation
For the pro forma condensed combined balance sheet, the $19,100 purchase price, including $1,100 of estimated costs incurred by the Company directly as a result of the Acquisition, has been allocated based on management’s estimate of the fair values of assets acquired and liabilities assumed as of May 9, 2006. The allocation of the purchase price is considered preliminary pending the completion of various analyses and the finalization of estimates. The preliminary purchase price allocation is as follows:

Accounts receivable	$2,485
Inventory	5,103
Prepaids	203
Property, plant and equipment	5,600
Customers contracts and related relationships	2,400
Trademark and trade names	1,600
Goodwill	5,113
Liabilities assumed	(3,404)

Purchase Price	$19,100

Identifiable intangible assets. The identifiable intangible assets consist primarily of customer contracts and relationships and trademarks and trade names. Customer contracts and relationships, which totaled $2,400, represent existing contracts of Harmony that relate primarily to underlying customer relationships of the Division. Diamond will amortize the fair value of these assets on a straight-line basis over an average estimated life of 20 years. Trademarks and trade names, which totaled $1,600, relate to the “Harmony” and “Homa” brand names, which Diamond will amortize on a straight-line basis over an estimated life of 14 years.
Goodwill. Goodwill, which totaled approximately $5,113, represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. In accordance with the SFAS No. 142, Goodwill and Other Intangible Assets , goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management determines that the value of goodwill has become impaired, the company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.
2. Pro Forma Adjustments
The following are the descriptions of the pro forma condensed combined balance sheet and statement of operations adjustments:
(a)	To recognize remaining goodwill and estimated fair value of intangible assets, net of $5,113 and $4,000, respectively

(b)	To recognize adjustments to cash and cash equivalents for cash used to fund the Acquisition

(c)	To recognize estimated costs incurred by the Company directly as a result of the Acquisition

(d)	To recognize estimated adjustment to purchase price related to working capital

(e)	To recognize adjustments for conversion. See note 3 below.

(f)	To recognize additional depreciation expense on property, plant and equipment as a result of the adjustment to fair value

(g)	To recognize amortization of the acquired intangible assets

(h)	To recognize income tax expense (benefit) at the expected effective tax rate of 40%

3. Pro Forma Adjustment — Conversion
Through July 31, 2005, Diamond was an agricultural cooperative association and its financial statements were prepared in accordance with GAAP for agricultural cooperative associations. The principal difference relates to accounting for walnut inventories received from members. Diamond established crop pools for walnuts received from Diamond Grower members. Net patronage proceeds or losses from the sales of walnuts were allocated to members by crop year pool, in proportion to the value of walnuts received by Diamond. Each crop year was closed when the related crop was substantially sold, by making a final distribution of net proceeds to members based on their patronage in that pool. Diamond also used the net realizable value, or NRV, method to value walnut inventories received from grower members. NRV is the estimated sale price of inventories less estimated completion, distribution and selling costs. As a result of crop pool accounting and the NRV method of valuing inventories, Diamond did not have a cost of goods sold for walnuts received from its members.
After the conversion to a Delaware Corporation, Diamond was not eligible to use crop year pool accounting and NRV, and now account for purchases of walnuts from growers on a cost basis.
The unaudited pro forma financial information for Diamond Foods gives effect to the conversion and the effect of applying estimated walnut acquisition costs to the historical financial statements. Estimated walnut acquisition costs are included in the pro forma financial information based on the “field price” reported by California Statistical Office of the USDA National Agricultural Statistics Service, or CASS. Diamond believes this information is the best available measure of industry-wide walnut acquisition costs. CASS collects data to prepare statistical information for a variety of crops, livestock , fruits, nuts and other commodities. Information regarding amounts paid to growers for California walnuts is submitted by processors to CASS in the last week of August for prior crop year and CASS publishes the prior year field price by the first week of October. Field price is an average price paid per pound to growers for reporting California Processors. While Diamond cannot determine an actual cost basis for our walnut inventory on a historical basis, it believes the CASS data are an appropriate measure for purposes of preparing the accompanying pro forma information.